Exhibit 99.1

Agreement of Joint Filing

Pursuant to Rule 13d-1(k)(1) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, the undersigned agrees that the Schedule 13G to which this Exhibit is attached is filed on behalf of each of them.

Dated: February 9, 2016.

By	/s/ Weili Dai
Weili Dai

By	/s/ Dr. Sehat Sutardja
Dr. Sehat Sutardja